Exhibit 10.8

Via email

Feb 17, 2012	SB APP

Supplier #1733495
INTELLIGENT HIGHWAY SOLUTION INC
8 LIGHT SKY CT
SACRAMENTO CA 95828

Dear Business Person:

Congratulations on your certified small business status with the State of California. Your certification entitles you to benefits under the state's Small Business Participation Program within state contracting, including a five percent bidding preference and special provisions under the Prompt Payment Act.

Certification Period

From Feb 17, 2012 to Feb 28, 2014

Business Types

Construction
Service

Classifications

391121 - Optical lighting
721515 - Electrical system services
721516 - Specialized communication system services
811017 - Electrical and electronic engineering

Proof of Certification Status

To verify your firm's small business certification status go to http://www.eprocure.dgs.ca.gov/default.htm and select "SB/DVBE Search."

Annual Submission Requirement

To maintain your certified status, you must annually submit to the office of Small Business and DVBE Services (OSDS), proof of annual receipts and proof of employees for your firm and each of your affiliates (if any).

Proof of Annual Receipts

Submit to OSDS, a copy of your firm's and any affiliate firm's ENTIRE federal tax return each year following your certification. Include ALL accompanying schedules, forms, statements, and any other support documents filed with that specific tax return.

If you request a tax filing extension with the Internal Revenue Service, submit to our office a copy of the extension form. When your tax returns are filed, submit a copy of the ENTIRE federal tax return to our office.

Proof of Employees

If you have employees whose taxable wages are reported to the California Employment Development Department (EDD) on a quarterly basis, you must annually submit to our office proof of employees for your firm and any affiliates.

We will accept a copy of the EDD's "Quarterly Wage and Withholding Report" (Form DE6) or other format accepted by the EDD. Your employee documents must cover the same four quarters as the tax return you submit for your proof of annual receipts.

If you have out-of-state employees, submit the employee documentation comparable to EDD's "Quarterly Wage and Withholding Report" for the same four-quarter period.

Maintaining Your Online Certified Firm Profile

To update your certified firm profile visit http://www.eprocure.dgs.ca.gov/default.htm and click on Login or Register to eProcurement (BidSync). You may report changes to the following: Mailing and Principal Office Address; Contact Information; United Nations Standard Products and Services Code, North American Industry Classification System (applicable only to Manufacturers); Keywords and Service Areas. If you update your certified firm profile beyond the aforementioned items, it will require a review of your file and may have an impact to your current certification.

This feature enables California-certified small businesses and DVBEs with a convenient way to maintain certain company profile information, including customizing keywords to best describe business specialties. The keywords help many state, local government and other agency buyers and potential business partners find you or a pool of businesses like yours. Don't let a business opportunity pass you by. Keep your certified firm profile information current and your keywords fine-tuned.

Reporting Business Changes

Notify OSDS of all business changes or your certification status will be subject to revocation. To report changes, complete a "Certification Information Change" form located at http://www.documents.dgs.ca.gov/pd/smallbus/certchange.pdf . This form also identifies the type of changes which requires submission of a new certification application.

Prompt Payment Rubber Stamp

The Prompt Payment Act requires state agencies to pay the undisputed invoices of certified small businesses and registered nonprofit organizations on a timely basis. Prompt payment is reinforced by adding interest penalties for late payment. Covered under the Act are certified small businesses that are either a service, manufacturer, or non-manufacturer firm, and nonprofit organizations registered with OSDS.

Compensation on late or unpaid progress payments for certified construction firms is addressed in Public Contract Code, Section 10261.5.

Ordering a rubber stamp

To purchase a prompt payment rubber stamp, complete a "Prompt Payment Rubber Stamp Order" form located at http://www.documents.dgs.ca.gov/pd/smallbus/ppstampreq.pdf . Use of the prompt payment rubber stamp alerts state agencies of a firm's certified small business or registered nonprofit status.

Certification Renewal

A renewal application will be mailed to you prior to the expiration of your small business certification. If you do not receive an application, please call us so that you may timely renew your certification.

If you have any questions, please contact me at 800.559.5529 (Procurement Division receptionist) or 916.375.4940 (OSDS receptionist), by email sbdvbecert@dgs.ca.gov or by fax 916.375.4950. The Procurement Division oversees many programs that further state contracting participation. For more information regarding these programs, visit our website at www.pd.dgs.ca.gov/smbus or visit the Procurement Division's website at www.dgs.ca.gov/pd.

Sincerely,

Office of Small Business and DVBE Services